UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2009

DIGITAL LIGHTWAVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31770	95-4313013
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5775 Rio Vista Drive

Clearwater, Florida 33760

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (727) 442-6677

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Borrowing From Optel Capital, LLC

To fund its working capital requirements, Digital Lightwave, Inc. (the “Company”) borrowed $75,000 on June 25, 2009, and $213,000 on June 29, 2009, from Optel Capital, LLC (“Optel”), an entity controlled by the Company’s largest stockholder and current chairman of the board of directors, Dr. Bryan J. Zwan. The disclosure set forth below under Item 2.03 (Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant) is hereby incorporated by reference into this Item 1.01.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The Company borrowed $75,000 on June 25, 2009 and $213,000 on June 29, 2009, from Optel to fund its working capital requirements. Each loan is evidenced by a secured promissory note that bears interest at 10.0% per annum and is secured by a security interest in substantially all of the Company’s assets. Principal and any accrued but unpaid interest under the secured promissory note is due and payable upon demand by Optel at any time after August 30, 2009; provided, however, that the entire unpaid principal amount of the loan, together with accrued but unpaid interest, shall become immediately due and payable upon demand by Optel at any time on or following the occurrence of any of the following events: (a) the sale of all or substantially all of the Company’s assets or, subject to certain exceptions, any merger or consolidation of the Company with or into another corporation; (b) the inability of the Company to pay its debts as they become due; (c) the dissolution, termination of existence, or appointment of a receiver, trustee or custodian, for all or any material part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by the Company under any reorganization, bankruptcy, arrangement, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; (d) the execution by the Company of a general assignment for the benefit of creditors; (e) the commencement of any proceeding against the Company under any reorganization, bankruptcy, arrangement, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within ninety (90) days after the date commenced; or (f) the appointment of a receiver or trustee to take possession of the property or assets of the Company.

As of June 29, 2009, the Company owed Optel an aggregate of approximately $38.2 million in principal. The indebtedness bears interest at a rate equal to London Interbank Offered Rate plus 1.0% per annum and is secured by substantially all the Company’s assets pursuant to an amended and restated security agreement (the “Security Agreement”). Additionally, the Company owed Optel an aggregate of approximately $702,000, which is also secured by a first priority security interest in substantially all of the Company’s assets and such debt accrues interest at a rate of 10.0% per annum. The maturity dates and corresponding payment schedules related to these obligations are as follows:

•	approximately $38.2 million in principal, which requires quarterly payments of interest commencing on June 30, 2008, and mature on March 31, 2010; and

•	approximately $414,000 in principal, plus accrued interest which as of June 29, 2009 was approximately $11,000, is currently due and payable on demand at any time; and

•	$75,000 in principal, plus interest that accrues thereon after June 25, 2009, is due and payable on demand at any time after August 30, 2009; and

•	$213,000 in principal, plus interest that accrues thereon after June 29, 2009, is due and payable on demand at any time after August 30, 2009.

If the Company is not able to obtain financing, it expects that it will not have sufficient cash to fund its working capital and capital expenditure requirements for the near term and will not have the resources required for the payment of its current liabilities when they become due. The Company’s ability to meet cash requirements and maintain sufficient liquidity over the next 12 months is dependent on the Company’s ability to obtain additional financing from funding sources which may include, but may not be limited to Optel. Optel currently is, and continues to be, the principal source of financing for the Company. The Company has not identified any funding source other than Optel that would be prepared to provide current or future financing to the Company.

The Company cannot assure that it will be able to obtain adequate financing, that it will achieve profitability or, if it achieves profitability that the profitability will be sustainable or that it will continue as a going concern. As a result, the Company’s independent registered public accounting firm has included an explanatory paragraph for a going concern in its report for the year ended December 31, 2008, that was included in the Company’s Annual Report on Form 10-K filed on March 31, 2009.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

10.1	Secured Promissory Note issued by Digital Lightwave, Inc. to Optel Capital, LLC on June 25, 2009.

10.2	Secured Promissory Note issued by Digital Lightwave, Inc. to Optel Capital, LLC on June 29, 20009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL LIGHTWAVE, INC.

Date: July 1, 2009	By:	/s/ Kenneth T. Myers
Kenneth T. Myers
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Secured Promissory Note issued by Digital Lightwave, Inc. to Optel Capital, LLC on June 25, 2009.

10.2	Secured Promissory Note issued by Digital Lightwave, Inc. to Optel Capital LLC on June 29, 2009.